Exhibit 99.1
hhgregg Announces Third Fiscal Quarter Operating Results
Third Quarter Summary

•	Net sales decreased 5.9% to $665.6 million

•	Comparable store sales decreased 6.3%

•	Net loss per diluted share was $3.10 versus net income per diluted share of $0.17 in the prior year quarter

•	Net loss per diluted share, as adjusted, was $0.14 versus net income per diluted share, as adjusted, of $0.17 in the prior year quarter
INDIANAPOLIS, January 29, 2015 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(unaudited, amounts in thousands, except share and per share data)	2014	2013	2014	2013
Net sales	$665,616	$707,053	$1,643,771	$1,800,290
Net sales % decrease	(5.9)%	(11.6)%	(8.7)%	(4.1)%
Comparable store sales % decrease (1)	(6.3)%	(11.2)%	(9.1)%	(6.4)%
Gross profit as a % of net sales	27.0%	26.8%	28.4%	28.4%
SG&A as a % of net sales	19.9%	18.7%	22.4%	20.7%
Net advertising expense as a % of net sales	5.8%	5.2%	6.0%	5.2%
Depreciation and amortization expense as a % of net sales	1.5%	1.5%	1.9%	1.8%
Asset impairment charges as a % of net sales	6.5%	—%	2.6%	—%
(Loss) income from operations as a % of net sales	(6.8)%	1.3%	(4.6)%	0.8%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Income tax expense as a % of net sales	6.2%	0.4%	1.9%	0.3%
Net (loss) income	$(86,865)	$5,048	$(107,518)	$7,466
Net (loss) income per diluted share	$(3.10)	$0.17	$(3.80)	$0.24
Net income per diluted share, as adjusted (2)	$(0.14)	$0.17	$(0.86)	$0.25
Weighted average shares outstanding—diluted	28,008,808	30,387,251	28,282,050	31,117,896
Number of stores open at the end of period	228	228

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

(2)	Amounts are adjusted to exclude the impact of establishing a valuation allowance for deferred tax assets and fixed asset impairment charges. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net loss of $86.9 million, or $3.10 per diluted share, for the three month period ended December 31, 2014, compared with net income of $5.0 million, or $0.17 per diluted share, for the comparable prior year period. For the nine month period ended December 31, 2014, the Company reported net loss of $107.5 million, or $3.80 per diluted share, compared with net income of $7.5 million, or $0.24 per diluted share for the comparable prior year period. Third fiscal quarter 2015 results include a $43.0 million pre-tax, non-cash charge related to impairment of property, plant and equipment and a $56.9 million non-cash charge related to establishing a valuation allowance for deferred tax assets, which was comprised of $40.9 million of tax expense for previously recognized deferred tax assets and $16.0 million of tax benefits not recognized related to losses incurred during the current quarter. Net loss, as adjusted to exclude these items, for the three month period ended December 31, 2014 was $3.8 million, or $0.14 per diluted share. Net loss, as adjusted to exclude these items for the nine month period ended December 31, 2014 was $24.5 million, or $0.86 per diluted share. Third fiscal quarter 2014 results include a $0.3 million ($0.2 million after-tax) charge related to impairment of property, plant and equipment for one store. Net income, as adjusted to exclude this item, for the three month period ended December 31, 2013 was $5.2 million or $0.17 per diluted share. Net income, as adjusted to exclude this item for the nine month period ended December 31, 2013 was $7.7 million, or $0.25 per diluted share. The decrease in net income, as adjusted for the three months ended December 31, 2014 was largely due to a comparable store sales decrease of 6.3% slightly offset by an increase in gross margin. The decrease in net income, as adjusted for the nine months ended December 31, 2014 was largely due to a comparable store sales decrease of 9.1%.

Dennis May, President and CEO commented, “The Company continues to execute on its strategic initiatives focused on transforming our business model. The Company has made progress improving on our previous quarters' sales trends, in particular in the consumer electronics and appliance businesses.  Despite these improvements in our core categories, we are committed to increasing the rate of progress in improving the overall sales and profit trends in the business.  To assist in our efforts, the company has recently hired several new, experienced, senior management team members to drive our strategic initiatives.  Additionally, management has engaged experienced retail consultants to assist in rationalizing our marketing spend, optimizing our logistics network and accelerating our overall transformation efforts.  We remain confident in our ability to make meaningful improvements in the coming fiscal year.”
Net sales for the three months ended December 31, 2014 decreased 5.9% to $665.6 million from $707.1 million in the comparable prior year period. The decrease in net sales for the three month period was primarily the result of a comparable store sales decrease of 6.3%. Net sales for the nine months ended December 31, 2014 decreased 8.7% to $1.6 billion from $1.8 billion in the comparable prior year period. The decrease in net sales for the nine month period was the result of a comparable store sales decrease of 9.1%. The Company experienced a 60% increase in comparable sales on its e-commerce site for the three and nine months ended December 31, 2014.
Net sales mix and comparable store sales percentage changes by product category for the three and nine months ended December 31, 2014 and 2013 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31,		Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013	2014	2013	2014	2013
Appliances	43%	41%	50%	47%	(0.1)%	1.5%	(2.6)%	3.8%
Consumer electronics (1)	44%	43%	37%	38%	(3.9)%	(19.7)%	(11.3)%	(18.8)%
Computers and tablets	8%	12%	8%	10%	(35.0)%	24.5%	(33.2)%	(12.4)%
Home products (2)	5%	4%	5%	5%	(9.2)%	36.1%	(2.0)%	57.7%
Total	100%	100%	100%	100%	(6.3)%	(11.2)%	(9.1)%	(6.4)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.

The decrease in comparable store sales for the three months ended December 31, 2014 was driven primarily by decreases in consumer electronics, computers and tablets and home products. The decrease in comparable store sales for the three months ended December 31, 2014 was 6.3%. Excluding mobile phones and fitness equipment, due to the exit from these product lines, the decrease in comparable store sales for the three months ended December 31, 2014 was 5.1%. The comparable store sales of the appliance category remained relatively flat with no significant change in average selling price or unit demand. The consumer electronics category comparable store sales decline was primarily due to a double digit decline in units sold within the video category offset slightly by an increase in average selling price, which was driven by an increase in sales of larger screen and more premium featured televisions. The decrease of 35% in comparable store sales for the computers and tablets category for the three month period was driven by a decrease in unit demand for computers and tablets as well as a decrease in the average selling prices for computers and tablets and the exit from the contract-based mobile phone business. Excluding mobile phones, the decrease in comparable sales for the three months ended December 31, 2014 for the computers and tablets category was 29.6%. The decrease of 9.2% in comparable store sales for the home products category was largely a result of the exit from fitness equipment and a double digit unit demand decline within the TV stands, recliner and sofa product lines, offset slightly by increased average selling prices among nearly all product lines within this category and increased unit demand within mattresses. Excluding fitness equipment, the decrease in comparable store sales for the three months ended December 31, 2014 for the home products category was 2.7%.
Gross profit margin, expressed as gross profit as a percentage of net sales, increased for the three months ended December 31, 2014 to 27.0% from 26.8% for the comparable prior year period. The increase was due to a favorable sales mix shift to product categories with higher gross profit margin rates and an increase in gross profit margin for the video category due to an increase in sales of larger screen and more premium featured televisions.

SG&A expense, as a percentage of net sales, increased 120 basis points for the three months ended December 31, 2014 compared to the prior year period. The increase in SG&A as a percentage of net sales was a result of a 26 basis points increase in product services from a higher percentage of home delivery, a 23 basis points increase in occupancy costs due to the deleveraging effect of the net sales decline, a 13 basis points increase in consulting expenses to assist in rationalizing our marketing spend, optimizing our logistics network and accelerating our transformation efforts, and increases in other SG&A expenses primarily due to the deleveraging effect of the net sales decline. During the quarter, the Company incurred $1.2 million in fees associated with consulting expenses to assist in the transformation efforts. The impact of these expenses was $0.04 of net loss per diluted share.
Net advertising expense, as a percentage of net sales, increased 62 basis points during the three months ended December 31, 2014 compared to the prior year period. The increase from the prior year was due to increased gross advertising spend coupled with the deleveraging effect of the net sales decline.
Depreciation expense, as a percentage of net sales, remained relatively flat for the three months ended December 31, 2014 compared to the prior year period.
As of December 31, 2014, the Company has recognized income tax expense on a pretax loss resulting from the full valuation allowance that was recorded to reduce the net deferred tax assets of the company to zero. We evaluate our deferred income tax assets and liabilities quarterly to determine whether or not a valuation allowance is necessary. We are required to assess the available positive and negative evidence to estimate if sufficient income will be generated to utilize deferred tax assets. The establishment of valuation allowances requires significant judgment and is impacted by various estimates. A significant piece of negative evidence that we consider is cumulative losses in recent periods. Such evidence is a significant piece of objective negative evidence that is difficult to overcome. While the Company believes positive evidence exists with regard to the realizability of these deferred tax assets, it is not considered sufficient to outweigh the objectively verifiable negative evidence. The significant negative evidence of our losses generated before income taxes and the unfavorable shift in our business could not be overcome by considering other sources of taxable income in recent periods, which included tax planning strategies. The full valuation allowance will remain until there exists significant objective positive evidence, such as sustained achievement of cumulative profits.

Asset Impairment
The need for an impairment analysis to be performed was triggered by declining sales and overall profitability in recent periods. The Company has performed a detailed store impairment analysis as of December 31, 2014. For the third quarter 2014 impairment analysis, 48 locations with a net book value of $44.1 million were reduced to estimated aggregate fair value of $1.1 million based on their projected cash flows, discounted at 15%.  This resulted in a non-cash asset impairment charge of $43.0 million for the three months ended December 31, 2014. The fair values were determined using a probability based cash flow analysis based on management's estimates of future store-level sales, gross margins, and direct expenses.

Share Repurchase
During the third quarter ended December 31, 2014, the Company repurchased 732,805 shares of its common stock at a total cost of $4.3 million and at an average price of $5.88 per share. The shares were repurchased under the Company’s $40 million share repurchase program that was authorized by the Company’s Board of Directors on May 20, 2014 and expires on May 20, 2015. As of December 31, 2014, the Company had available approximately $34.7 million authorized to repurchase shares of common stock under the current share repurchase program.

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended December 31, 2014, on Thursday, January 29, 2015 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer with 228 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements, including with respect to the Company's third quarter results and financial performance for fiscal 2015, ability to manage costs, innovation in the video industry, the impact and amount of non-cash charges, and shifts in the Company's sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg's expectations are: the ability to successfully execute its strategies and initiatives, particularly in the sales mix shift and consumer electronics category; its ability to maintain a positive brand perception and recognition; the failure of manufacturers to introduce new products and technologies; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; its ability to roll out new financing offers to customers; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain and upgrade its information technology systems; its ability to maintain and develop multi-channel sales and marketing strategies; competition from internet retailers; its ability to meet delivery schedules; the effect of general and regional economic and employment conditions on its net sales; its ability to attract and retain qualified sales personnel; its ability to meet financial performance guidance; its ability to generate sufficient cash flows to recover the fair value of long-lived assets and recognize deferred tax assets; its reliance on a small number of suppliers; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates; and the potential for litigation.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the "Risk Factors" section in the Company's Quarterly Report on Form 10-Q filed on July 31, 2014 and the Annual Report on Form 10-K filed May 20, 2014. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Senior Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(In thousands, except share and per share data)
Net sales	$665,616	$707,053	$1,643,771	$1,800,290
Cost of goods sold	486,114	517,773	1,176,885	1,288,295
Gross profit	179,502	189,280	466,886	511,995
Selling, general and administrative expenses	132,563	132,360	368,264	372,059
Net advertising expense	38,915	36,964	99,188	93,399
Depreciation and amortization expense	10,062	10,785	31,360	32,229
Asset impairment charges	42,987	310	42,987	310
(Loss) income from operations	(45,025)	8,861	(74,913)	13,998
Other expense (income):
Interest expense	615	695	1,922	1,856
Interest income	(47)	(2)	(54)	(9)
Total other expense	568	693	1,868	1,847
(Loss) income before income taxes	(45,593)	8,168	(76,781)	12,151
Income tax expense	41,272	3,120	30,737	4,685
Net (loss) income	$(86,865)	$5,048	$(107,518)	$7,466
Net (loss) income per share
Basic	$(3.10)	$0.17	$(3.80)	$0.24
Diluted	$(3.10)	$0.17	$(3.80)	$0.24
Weighted average shares outstanding-basic	28,008,808	29,915,307	28,282,050	30,617,856
Weighted average shares outstanding-diluted	28,008,808	30,387,251	28,282,050	31,117,896

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	73.0	73.2	71.6	71.6
Gross profit	27.0	26.8	28.4	28.4
Selling, general and administrative expenses	19.9	18.7	22.4	20.7
Net advertising expense	5.8	5.2	6.0	5.2
Depreciation and amortization expense	1.5	1.5	1.9	1.8
Asset impairment charges	6.5	—	2.6	—
(Loss) Income from operations	(6.8)	1.3	(4.6)	0.8
Other expense (income):
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
(Loss) Income before income taxes	(6.8)	1.2	(4.7)	0.7
Income tax expense	6.2	0.4	1.9	0.3
Net (loss) income	(13.1)	0.7	(6.5)	0.4
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2014, MARCH 31, 2014 AND DECEMBER 31, 2013
(UNAUDITED)

	December 31, 2014	March 31, 2014	December 31, 2013
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$27,143	$48,164	$2,662
Accounts receivable—trade, less allowances of $557, $132 and $45 as of December 31, 2014, March 31, 2014 and December 31, 2013, respectively	21,739	15,121	23,590
Accounts receivable—other	23,564	16,467	22,745
Merchandise inventories, net	381,692	298,542	384,172
Prepaid expenses and other current assets	14,918	6,694	13,648
Income tax receivable	5,900	1,380	734
Deferred income taxes	—	6,220	7,093
Total current assets	474,956	392,588	454,644
Net property and equipment	135,825	193,882	204,191
Deferred financing costs, net	1,930	2,334	2,469
Deferred income taxes	8,684	35,182	35,249
Other assets	2,646	1,977	1,652
Total long-term assets	149,085	233,375	243,561
Total assets	$624,041	$625,963	$698,205
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$224,080	$140,806	$150,528
Line of credit	—	—	15,000
Customer deposits	51,553	41,518	46,656
Accrued liabilities	61,686	50,898	71,324
Deferred income taxes	8,684	—	—
Income tax payable	—	122	4,048
Total current liabilities	346,003	233,344	287,556
Long-term liabilities:
Deferred rent	68,637	73,493	74,574
Other long-term liabilities	11,818	11,992	11,816
Total long-term liabilities	80,455	85,485	86,390
Total liabilities	426,458	318,829	373,946
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014, March 31, 2014 and December 31, 2013, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,158,041, 41,121,390 and 41,121,390 shares issued; and 27,661,359, 28,460,218 and 29,492,032 outstanding as of December 31, 2014, March 31, 2014 and December 31, 2013, respectively	4	4	4
Additional paid-in capital	300,447	297,199	297,792
Retained earnings	47,360	154,878	162,116
Common stock held in treasury at cost, 13,496,682, 12,661,172 and 11,629,358 shares as of December 31, 2014, March 31, 2014 and December 31, 2013, respectively	(150,228)	(144,947)	(135,653)
Total stockholders’ equity	197,583	307,134	324,259
Total liabilities and stockholders’ equity	$624,041	$625,963	$698,205

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED DECEMBER 31, 2014 AND 2013
(UNAUDITED)

	Nine Months Ended
	December 31, 2014	December 31, 2013
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(107,518)	$7,466
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	31,360	32,229
Amortization of deferred financing costs	404	469
Stock-based compensation	3,375	4,151
Excess tax benefit from stock based compensation	—	(21)
Loss (gain) on sales of property and equipment	188	(437)
Deferred income taxes	41,402	(1,332)
Asset impairment charges	42,987	310
Tenant allowances received from landlords	833	2,101
Changes in operating assets and liabilities:
Accounts receivable—trade	(6,618)	681
Accounts receivable—other	(7,431)	(4,072)
Merchandise inventories	(83,150)	(68,610)
Income tax receivable	(4,520)	701
Prepaid expenses and other assets	(8,360)	(8,379)
Accounts payable	83,342	20,151
Customer deposits	10,035	8,614
Income tax payable	(122)	1,903
Accrued liabilities	10,661	21,902
Deferred rent	(5,355)	(5,229)
Other long-term liabilities	31	(28)
Net cash provided by operating activities	1,544	12,570
Cash flows from investing activities:
Purchases of property and equipment	(16,803)	(19,888)
Proceeds from sales of property and equipment	44	221
Purchases of corporate-owned life insurance	(533)	—
Net cash used in investing activities	(17,292)	(19,667)
Cash flows from financing activities:
Purchases of treasury stock	(5,281)	(39,851)
Proceeds from exercise of stock options	—	5,814
Excess tax benefit from stock-based compensation	—	21
Net decrease in bank overdrafts	—	(8,764)
Net borrowings on line of credit	—	15,000
Net borrowings (repayments) on inventory financing facility	8	(10,107)
Payment of financing costs	—	(946)
Net cash used in financing activities	(5,273)	(38,833)
Net decrease in cash and cash equivalents	(21,021)	(45,930)
Cash and cash equivalents
Beginning of period	48,164	48,592
End of period	$27,143	$2,662
Supplemental disclosure of cash flow information:
Interest paid	$502	$1,359
Income taxes (received) paid	$(5,993)	$3,412
Capital expenditures included in accounts payable	$992	$406

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF NET (LOSS) INCOME, AS ADJUSTED AND
DILUTED NET (LOSS) INCOME PER SHARE, AS ADJUSTED,
(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share data)	2014	2013	2014	2013
Net (loss) income as reported	$(86,865)	$5,048	$(107,518)	$7,466
Non-cash adjustments to net (loss) income:
Asset impairment charges	42,987	310	42,987	310
Valuation allowance for deferred tax assets	56,879	—	56,879	—
Tax impact of adjustments to net income	(16,808)	(124)	(16,808)	(124)
Net (loss) income, as adjusted	$(3,807)	$5,234	$(24,460)	$7,652
Weighted average shares outstanding – Diluted	28,008,808	30,387,251	28,282,050	31,117,896
Diluted net (loss) income per share as reported	$(3.10)	$0.17	$(3.80)	$0.24
Tax adjusted impact of above adjustments (1)	$2.96	$—	$2.94	$0.01
Diluted net (loss) income per share, as adjusted	$(0.14)	$0.17	$(0.86)	$0.25

(1)	Amounts may not recalculate due to rounding.

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands)	2014	2013	2014	2013
Net (loss) income as reported	$(86,865)	$5,048	$(107,518)	$7,466
Adjustments:
Depreciation and amortization	10,062	10,785	31,360	32,229
Interest expense, net	568	693	1,868	1,847
Income tax expense	41,272	3,120	30,737	4,685
EBITDA	$(34,963)	$19,646	$(43,553)	$46,227

Non-cash asset impairment charges	42,987	310	42,987	310
Adjusted EBITDA	$8,024	$19,956	$(566)	$46,537
We believe that the non-GAAP measures described above provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted net (loss) income, adjusted diluted net (loss) income per share, EBITDA and Adjusted EBITDA are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management makes standard adjustments for items such as non-cash asset impairments and valuation allowance on deferred tax assets, as well as adjustments for other items that may arise during the period and have a meaningful impact on comparability.

The above information provides reconciliations from net (loss) income, the most comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), to non-GAAP financial measures. The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

EBITDA represents net (loss) income before income tax expense, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. EBITDA is not a measure of performance under generally accepted accounting principles (GAAP) and should not be considered as a substitute for net (loss) income prepared in accordance with GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted EBITDA is defined as EBITDA, without giving effect to asset impairment charges. We have presented Adjusted EBITDA because we believe that the exclusion of this non-recurring item is necessary to provide the most accurate and consistent measure of our core operating results and as a means to analyze period-to-period changes in operating results. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present, and future operating results and as a means to evaluate the results of our on-going operations. Management uses Adjusted EBITDA to determine payment levels on our executives’ incentive compensation plan. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under GAAP and should not be considered as a substitute for net (loss) income prepared in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Some of the limitations of EBITDA and Adjusted EBITDA measures are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect interest expense or the cash requirements necessary to service interest payments on our debt;

•	EBITDA and Adjusted EBITDA do not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

•
Although depreciation and amortization are non-cash charges, the asset being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

•
Although asset impairment charges are non-cash, the asset being impaired will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only as a supplement.

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2013, 2014 and 2015
(Unaudited)

	FY2013				FY2014				FY2015
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Beginning Store Count	208	210	223	228	228	228	228	228	228	229	228
Store Openings	2	13	5	—	—	—	—	—	1	—	—
Store Closings	—	—	—	—	—	—	—	—	—	(1)	—
Ending Store Count	210	223	228	228	228	228	228	228	229	228	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.